Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES SECOND QUARTER
FISCAL 2018 EARNINGS OF $5.2 MILLION

•	Basic and diluted EPS of $0.36 and $0.34 for the quarter, respectively

•	Quarterly net interest income up 26.0% over prior-year quarter

•	Continued bankcard fee growth, 12.8% increase over the same quarter in 2017

•	Nonperforming assets at 0.10% of total assets as of March 31, 2018

•	Quarterly return on assets and return on equity of 1.29% and 9.56%, respectively

•	Full conversion of Resurgens acquisition completed successfully during February 2018

West Point, Georgia, April 24, 2018 — Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $5.2 million for the quarter ended March 31, 2018, or $0.36 and $0.34 per basic and diluted share, respectively, compared with net income of $3.3 million, or $0.23 and $0.22 per basic and diluted share, respectively, for the quarter ended March 31, 2017.
Net income for the current-year quarter increased $1.9 million from the prior-year quarter. The difference was attributable to an increase of $3.0 million, or 26.0%, in net interest income due largely to the Company's September 2017 acquisition of Resurgens Bancorp ("Resurgens") and the associated increase in loan balances, offset in part by a $2.0 million increase in noninterest expense. Of the noninterest expense increase, $618,000 was related to nonrecurring merger-related costs. Full conversion of the Resurgens acquisition was completed in February 2018, and no further expenses are expected.
"We had a strong second fiscal quarter, which has traditionally been a challenging quarter for us due to seasonality," said Chairman and CEO Robert L. Johnson. "We continued to see expansion of net interest income and net interest margin despite limited growth in loan and deposit portfolios, and improvement in already impressive asset quality metrics. Earnings also benefited from reduced income tax expense, with an effective tax rate of 27.73% for this quarter as compared to 40.78% for the prior-year quarter."
Net income for the six months ended March 31, 2018 was $9.6 million, or $0.67 and $0.63 per basic and diluted share, respectively, compared with net income of $8.4 million, or $0.59 and $0.55 per basic and diluted share, respectively, for the same period in 2017. The increase was largely a result of increased interest income as a result of the Resurgens acquisition, offset in part by a discrete tax expense of $1.5 million as a result of the Tax Cuts and Jobs Act of 2017, enacted on December 22, 2017 (the "Tax Act"). The Company's year-to-date annualized return on equity as of March 31, 2018 was 8.84%, as compared to 6.89% for the last full fiscal year, while the Company's return on tangible equity (a non-GAAP measure which excludes the average balance of intangible assets from average equity) was 10.99%, as compared to 8.18% for the fiscal year ended September 30, 2017.

Exhibit 99.1

Quarterly Operating Results
Quarterly earnings for the second quarter of fiscal 2018 compared with the second quarter of fiscal 2017 were positively impacted by:

•
An increase in loans receivable income of $3.2 million, or 26.9%, to $15.1 million for the 2018 second quarter, compared with $11.9 million for the same quarter in 2017, as a result of the Resurgens acquisition, as well as additional accretion of $380,000 due to the early payoff of an acquired Resurgens loan.

•
A negative provision for loan losses of $350,000 due to the Company's continued trend of net recoveries and positive asset quality. A negative provision of $150,000 was recorded during the quarter ended March 31, 2017.

•	An increase in bankcard fee income of $176,000, or 12.8%.

•	Interest on interest-bearing deposits in other financial institutions increased $273,000 due to increased cash balances and the Federal Reserve's rate increases.

•	A new quarterly incentive payment of $79,000 from the Company's bankcard vendor, included in other income.

•
A decrease of $271,000, or 11.8%, in income tax expense due to a 13.05% decrease in the Company's effective tax rate as a result of the Tax Act. Due to the Company's fiscal year, its federal tax is calculated at a blended statutory rate of 24.5% during the current fiscal year, and will drop to 21% during fiscal 2019.

Quarterly earnings for the second quarter of fiscal 2018 compared with the second quarter of fiscal 2017 were negatively impacted by:

•
Nonrecurring merger-related expenses from the Resurgens acquisition of $618,000, largely concentrated in severance costs and data processing fees. No merger-related costs were recorded in the same period in 2017.

•
An increase in interest expense on deposits of $309,000, or 26.5%, due to higher balances as well as an increase of eight basis points in the Company's cost of deposits due to higher-costing deposits from Resurgens assumed in September 2017 and higher interest rates pushing legacy deposit costs higher.

•
Salaries and employee benefits increased $944,000, or 15.5%, data processing increased $421,000, and occupancy increased $385,000, all due to transaction costs related to the Resurgens acquisition as well as increased ongoing operating costs as a result of the acquisition.

Financial Condition
Total assets increased $13.8 million from September 30, 2017, to $1.7 billion at March 31, 2018, largely attributable to a $27.1 million increase in cash and cash equivalents from deposit growth and paydowns on the Company's portfolio of investment securities available for sale. Net loans grew $2.6 million, or 0.2%, to $1.2 billion at March 31, 2018, due primarily to $10.0 million of growth in the Atlanta Metropolitan Statistical Area ("MSA"). Loans in the Atlanta MSA now account for 57% of the Company's gross loan balance.
"We're happy to see the usual tax season growth in our checking deposit accounts and balances," Mr. Johnson said. "Seasonal factors negatively impacted loan growth, which is typically slow during our fiscal year's first half. We believe loan growth will improve in the second half of the year if the economy remains reasonably strong. As we continue to integrate our new Resurgens team, we will leverage our capital and market base to further grow the loan portfolio."
Total deposits increased $10.1 million to $1.3 billion during the six months ended March 31, 2018, largely due to growth in transaction accounts of $28.0 million. Money market deposit accounts increased $11.2 million from September 30, 2017, while retail certificates of deposit decreased $25.9 million.
From September 30, 2017 to March 31, 2018, total stockholders' equity increased $7.4 million to $221.6 million due primarily to $9.6 million of net income, offset by a $1.9 million increase in accumulated other comprehensive loss. Book value per share increased to $14.64 at March 31, 2018, from $14.17 at September 30, 2017, while tangible book value per share, a non-GAAP financial measure (see Reconciliation of Non-GAAP Measures for further information) increased to $11.83 from $11.33, both due to the Company's retention of earnings.
Net Interest Income and Net Interest Margin
Net interest income increased $3.0 million to $14.7 million for the second quarter of fiscal 2018, compared with $11.7 million for the prior-year period. Total interest income increased $3.4 million. These increases were attributable to increased loan balances and loans receivable interest income as a result of the Resurgens acquisition, as well as increased loan interest income from the higher market interest rates. Loans receivable interest income increased $3.2 million to $15.1 million during the current quarter from $11.9 million during the prior-year quarter. The Company also experienced an increase of $273,000 in interest income on interest-bearing deposits in other financial institutions during the current-year quarter due to higher balances and higher rates paid on overnight balances. Total interest expense increased $326,000 to $2.0 million for the current quarter, due to a six basis point increase in the average cost and a $96.2 million increase in the average balance of interest-bearing liabilities. A portion of the rate

Exhibit 99.1

increase was attributable to increased interest rates on money market accounts and certificates of deposit, while the remainder was tied to higher-costing deposits from the Resurgens acquisition.
"Our recent acquisitions and loan production capabilities in Metro Atlanta paired with our exceptional deposit base have, to date, favorably driven our net interest income and net interest margin," Mr. Johnson added. "We expect to continue to enjoy a competitive funding advantage that will allow us to compete assertively for high-quality loans and deposits in a rising rate environment."
Net interest margin was 3.98% for the second quarter of fiscal 2018, compared to 3.52% for the second quarter of fiscal 2017. The impact of purchase accounting on the Company's net interest margin was 0.23% for the quarter ended March 31, 2018, compared to 0.11% for the quarter ended March 31, 2017, due to the aforementioned $380,000 of additional accretion during the current quarter. The increase in net interest margin was attributable to increased loan income, both from acquisitions and legacy loan growth, as well as increased yields on the Company's Federal Reserve deposits.
Net interest income for the six months ended March 31, 2018, increased $5.1 million, or 21.5%, to $29.0 million, compared to $23.9 million for the prior-year period. Interest income increased $5.8 million, or 21.2%, to $32.9 million due to increased balances and higher yields on loans from the Resurgens acquisition and interest-bearing deposits in other financial institutions. Interest expense increased $632,000, or 19.1%, to $4.0 million due to higher deposit balances from the Resurgens acquisition and an increase in the average cost of deposits of eight basis points.
At March 31, 2018, the Company had $2.9 million of remaining loan discount accretion related to the Community Bank of the South ("CBS") and Resurgens acquisitions, which will be accreted over the lives of the loans acquired.
Provision for Loan Losses
The Company recorded a $350,000 negative provision for loan losses during the three and six months ended March 31, 2018, respectively, due to the continued positive credit quality trends of its loan portfolio and net recoveries of previously charged-off loans. Negative provisions of $150,000 and $900,000 were recorded during the three and six months ended March 31, 2017, respectively.
Noninterest Income and Expense
Noninterest income increased $417,000 to $5.0 million in the fiscal 2018 second quarter compared to $4.5 million in the same period of 2017. The increase was primarily due to a $458,000, or 14.9%, increase in deposit and bankcard fees. The Company's $1.5 million of bankcard fee income was its highest-ever quarterly total. The Company also saw an increase of $122,000 in income on bank owned life insurance due to an annual pricing adjustment that ended during the prior fiscal year. There was also a $79,000 gain on incentive rebates from our debit card vendor. These increases were offset in part by a $248,000 decrease in gains on the sale of investment securities for sale and an $86,000 decrease in gain on sale of loans due to reduced mortgage sale activity.
Noninterest expense for the quarter ended March 31, 2018, increased $2.0 million to $12.7 million, compared with $10.7 million for the prior-year quarter, primarily due to increased ongoing operational costs as a result of the acquisition of Resurgens. Salaries and employee benefits increased $944,000, or 15.5%, to $7.0 million during the current quarter, while occupancy and data processing increased $385,000 and $421,000, or 31.6% and 42.0%, over the prior-year quarter. The Company also recorded $618,000 of merger costs from the Resurgens acquisition, which were largely concentrated in severance and data processing costs. Federal insurance premiums and other regulatory fees increased $110,000 due to the Company's increased asset size as a result of the Resurgens acquisition.
"We have sustained our decades-long efforts to diversify our revenue streams, control costs, and increase operating and capital leverage," Mr. Johnson continued. "Our success in growing checking accounts and encouraging signature debit card use give us tremendous flexibility in reacting to anticipated changes in the business cycle. Overall, revenue growth rates in both our interest and noninterest income have outpaced expense growth as reflected in both our quarterly and year-to-date efficiency ratios of 64.82% and 62.54%, respectively, as compared to 66.35% and 63.02% for the same respective periods last year."
Noninterest income for the six months ended March 31, 2018, increased $826,000, or 8.7%, to $10.4 million, compared with $9.5 million for the prior-year period. The increase was largely due to an increase of $861,000, or 13.8%, in deposit and bankcard fees, $294,000 in incentive rebates from the Company's bankcard vendor, a nonrecurring $266,000 gain on the sale of assets available for sale, and a $112,000, or 19.3% increase in bank owned life insurance. These increases were offset in part by a $247,000 decrease in gains on the sale of investment securities for sale and a decrease in gains on sale of loans of $198,000 due to reduced activity. The Company also recorded a $250,000 recovery on loans previously covered in FDIC-assisted acquisitions during the prior year, while no such gain was recorded for the same period in the current fiscal year.
Noninterest expense for the six months ended March 31, 2018 increased $3.6 million, or 17.0%, to $24.6 million compared with $21.0 million for the prior-year period. The increase was primarily attributable to increased ongoing operational costs from the

Exhibit 99.1

Resurgens acquisition, as well as $927,000 of merger-related expenses from the acquisition. Salaries and employee benefits, occupancy, and data processing increased $1.8 million, $540,000, and $665,000, respectively. The net benefit of operations of real estate owned also decreased $296,000 due to reduced sales activity as the Company's portfolio of other real estate has fallen to minimal levels. These increases were offset in part by a reduction of $187,000 in legal and professional fees.
Asset Quality
Nonperforming assets at March 31, 2018, were at 0.10% of total assets, a nine basis point decline from September 30, 2017. The decrease was primarily attributable to a $1.1 million, or 78.9%, decline in the balance of other real estate owned to $303,000 at March 31, 2018. Nonaccrual loans also declined $356,000 from September 30, 2017.
The allowance for loan losses was at 0.96% of total loans and 780.63% of nonperforming loans at March 31, 2018, compared to 0.96% and 649.13%, respectively, at September 30, 2017. Not included in the allowance at March 31, 2018, was $2.9 million in yield and credit discounts on the acquired loans from CBS and Resurgens. At March 31, 2018, the allowance for loan losses was 1.15% of legacy loans, compared to 1.22% at September 30, 2017. The Company recorded net loan recoveries of $347,000 and $382,000 in its allowance for loan losses for the three and six months ended March 31, 2018, respectively, compared with net loan recoveries of $156,000 and $1.0 million for the same periods in the prior year.
"Our asset quality metrics are historically strong," Mr. Johnson said. "We maintained a strong credit culture as we worked through most of the problem assets inherited from our FDIC-assisted acquisitions, disposing of practically all of our foreclosed real estate and adding high-quality loans in the CBS and Resurgens acquisitions. The metro-area market economies where we operate seem resilient at present, although we expect rising interest rates will eventually have some impact."
Capital Management
From the first quarter of fiscal 2014 through the first quarter of fiscal 2017, the Company has repurchased 8.1 million shares, or 35.6%, of its common stock, for $91.9 million. The Company repurchased no shares during the quarter ended March 31, 2018.
During the quarter ended March 31, 2018, the Company paid a $0.08 per share dividend, the sixth consecutive quarterly dividend increase. Additionally, the Company announced on April 24, 2018, it would pay another increased dividend of $0.085 on May 24, 2018, to shareholders of record as of May 10, 2018. The Company's equity as a percent of total assets was 13.40% at March 31, 2018, as compared to 13.06% at September 30, 2017, while the Company's tangible common equity ratio, a non-GAAP measure (see Reconciliation of Non-GAAP Measures for further information), was 11.11% at March 31, 2018, up from 10.72% at September 30, 2017.
About Charter Financial Corporation
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “well-positioned,” “planned,” “intend,” “strive,” “probably,” “focused on,” “estimated,” “working on,” “continue to,” “seek,” "leverage," "building," and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in income and margins, increasing stockholder value, and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to the Company's inability to implement its business strategy; general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating an increase in borrowing to fund loans and investments; the changing exposure to credit risk; the inability to identify suitable future acquisition targets; the potential inability to effectively manage the new businesses and lending teams that transitioned from Community Bank of the South and Resurgens Bank; the inability to properly leverage the expansion into the North Atlanta market; changes in legislation or regulation; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism and system failures; the uncertainty in global markets resulting from the new administration; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts,

Exhibit 99.1

wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Exhibit 99.1

Charter Financial Corporation
Condensed Consolidated Statements of Financial Condition (unaudited)

	March 31, 2018	September 30, 2017 (1)
Assets
Cash and amounts due from depository institutions	$22,854,837	$25,455,465
Interest-earning deposits in other financial institutions	156,546,379	126,882,924
Cash and cash equivalents	179,401,216	152,338,389
Loans held for sale, fair value of $2,934,511 and $1,998,988	2,895,620	1,961,185
Certificates of deposit held at other financial institutions	5,027,920	7,514,630
Investment securities available for sale	174,536,308	183,789,821
Federal Home Loan Bank stock	4,075,200	4,054,400
Restricted securities, at cost	279,000	279,000
Loans receivable	1,163,964,177	1,161,519,752
Unamortized loan origination fees, net	(967,809)	(1,165,148)
Allowance for loan losses	(11,110,903)	(11,078,422)
Loans receivable, net	1,151,885,465	1,149,276,182
Other real estate owned	302,736	1,437,345
Accrued interest and dividends receivable	4,321,617	4,197,708
Premises and equipment, net	29,125,704	29,578,513
Goodwill	39,347,378	39,347,378
Other intangible assets, net of amortization	3,233,331	3,614,833
Cash surrender value of life insurance	54,207,205	53,516,317
Deferred income taxes	3,771,457	5,970,282
Other assets	1,505,525	3,282,577
Total assets	$1,653,915,682	$1,640,158,560
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,349,260,830	$1,339,143,287
Short-term borrowings	3,007,550	—
Long-term borrowings	57,007,550	60,023,100
Floating rate junior subordinated debt	6,793,195	6,724,646
Advance payments by borrowers for taxes and insurance	1,904,707	2,956,441
Other liabilities	14,354,882	17,112,581
Total liabilities	1,432,328,714	1,425,960,055
Stockholders’ equity:
Common stock, $0.01 par value; 15,137,631 shares issued and outstanding at March 31, 2018 and 15,115,883 shares issued and outstanding at September 30, 2017	151,376	151,159
Preferred stock, $0.01 par value; 50,000,000 shares authorized at March 31, 2018 and September 30, 2017	—	—
Additional paid-in capital	86,807,092	85,651,391
Unearned compensation – ESOP	(4,192,308)	(4,673,761)
Retained earnings	141,832,263	134,207,368
Accumulated other comprehensive loss	(3,011,455)	(1,137,652)
Total stockholders’ equity	221,586,968	214,198,505
Total liabilities and stockholders’ equity	$1,653,915,682	$1,640,158,560
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(1)	Financial information at September 30, 2017 has been derived from audited financial statements.

Exhibit 99.1

Charter Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Interest income:
Loans receivable	$15,102,749	$11,903,416	$29,874,576	$24,473,319
Taxable investment securities	995,891	1,103,740	2,059,974	2,199,640
Nontaxable investment securities	3,274	4,571	6,548	9,143
Federal Home Loan Bank stock	52,732	40,309	103,930	79,519
Interest-earning deposits in other financial institutions	485,917	213,310	847,193	324,127
Certificates of deposit held at other financial institutions	20,529	38,775	45,635	81,404
Restricted securities	3,231	2,679	6,298	5,252
Total interest income	16,664,323	13,306,800	32,944,154	27,172,404
Interest expense:
Deposits	1,474,290	1,165,459	2,937,587	2,323,776
Borrowings	363,464	362,880	735,040	749,855
Floating rate junior subordinated debt	140,387	123,631	277,867	244,422
Total interest expense	1,978,141	1,651,970	3,950,494	3,318,053
Net interest income	14,686,182	11,654,830	28,993,660	23,854,351
Provision for loan losses	(350,000)	(150,000)	(350,000)	(900,000)
Net interest income after provision for loan losses	15,036,182	11,804,830	29,343,660	24,754,351
Noninterest income:
Service charges on deposit accounts	1,982,838	1,700,713	4,096,369	3,588,524
Bankcard fees	1,542,258	1,366,686	3,001,732	2,649,045
Gain on investment securities available for sale	—	247,780	1,074	247,780
Gain (loss) on sale of other assets held for sale	—	—	265,806	(38,528)
Bank owned life insurance	368,803	246,915	690,888	579,266
Gain on sale of loans	457,314	542,824	1,076,523	1,274,086
Brokerage commissions	163,160	224,567	335,537	390,563
Recoveries on acquired loans previously covered under FDIC-assisted acquisitions	—	—	—	250,000
Other	448,710	216,671	886,612	588,265
Total noninterest income	4,963,083	4,546,156	10,354,541	9,529,001
Noninterest expenses:
Salaries and employee benefits	7,022,241	6,078,575	14,031,032	12,212,248
Occupancy	1,605,185	1,219,866	3,083,003	2,543,189
Data processing	1,425,378	1,003,974	2,578,106	1,912,929
Legal and professional	218,830	387,590	485,224	671,745
Marketing	477,395	411,943	806,532	768,467
Federal insurance premiums and other regulatory fees	307,643	197,261	495,956	362,756
Net cost (benefit) of operations of real estate owned	628	13,827	(48,974)	(345,443)
Furniture and equipment	305,920	228,383	545,904	402,437
Postage, office supplies and printing	224,797	223,317	456,516	493,702
Core deposit intangible amortization expense	190,751	149,435	381,502	303,097
Other	957,074	835,540	1,792,383	1,714,092
Total noninterest expenses	12,735,842	10,749,711	24,607,184	21,039,219
Income before income taxes	7,263,423	5,601,275	15,091,017	13,244,133
Income tax expense	2,013,914	2,284,480	5,444,505	4,881,671
Net income	$5,249,509	$3,316,795	$9,646,512	$8,362,462
Basic net income per share	$0.36	$0.23	$0.67	$0.59
Diluted net income per share	$0.34	$0.22	$0.63	$0.55
Weighted average number of common shares outstanding	14,521,387	14,322,290	14,464,281	14,264,248
Weighted average number of common and potential common shares outstanding	15,371,827	15,340,320	15,292,964	15,282,278

Exhibit 99.1

Charter Financial Corporation
Supplemental Financial Data (unaudited)
in thousands except per share data

	Quarter to Date					Year to Date
	3/31/2018	12/31/2017	9/30/2017 (1)	6/30/2017	3/31/2017	3/31/2018	3/31/2017

Consolidated balance sheet data:
Total assets	$1,653,916	$1,643,673	$1,640,159	$1,480,122	$1,484,796	$1,653,916	$1,484,796
Cash and cash equivalents	179,401	163,143	152,338	120,144	140,285	179,401	140,285
Loans receivable, net	1,151,885	1,151,314	1,149,276	1,032,108	1,007,552	1,151,885	1,007,552
Other real estate owned	303	1,244	1,437	1,938	1,957	303	1,957
Securities available for sale	174,536	180,205	183,790	187,655	191,483	174,536	191,483
Transaction accounts	595,216	574,682	567,213	510,810	513,294	595,216	513,294
Total deposits	1,349,261	1,343,997	1,339,143	1,194,254	1,201,731	1,349,261	1,201,731
Borrowings	66,808	66,778	66,748	56,690	56,656	66,808	56,656
Total stockholders’ equity	221,587	218,187	214,199	212,080	208,413	221,587	208,413

Consolidated earnings summary:
Interest income	$16,664	$16,280	$15,062	$13,626	$13,307	$32,944	$27,172
Interest expense	1,978	1,973	1,762	1,639	1,652	3,950	3,318
Net interest income	14,686	14,307	13,300	11,987	11,655	28,994	23,854
Provision for loan losses	(350)	—	—	—	(150)	(350)	(900)
Net interest income after provision for loan losses	15,036	14,307	13,300	11,987	11,805	29,344	24,754
Noninterest income	4,963	5,391	5,070	4,639	4,546	10,355	9,529
Noninterest expense	12,735	11,870	14,386	11,096	10,750	24,607	21,039
Income tax expense	2,014	3,431	1,424	2,016	2,284	5,445	4,882
Net income	$5,250	$4,397	$2,560	$3,514	$3,317	$9,647	$8,362

Per share data:
Earnings per share – basic	$0.36	$0.31	$0.18	$0.24	$0.23	$0.67	$0.59
Earnings per share – fully diluted	$0.34	$0.29	$0.17	$0.23	$0.22	$0.63	$0.55
Cash dividends per share	$0.080	$0.075	$0.070	$0.065	$0.060	$0.155	$0.120

Weighted average basic shares	14,521	14,408	14,384	14,353	14,322	14,464	14,264
Weighted average diluted shares	15,372	15,236	15,241	15,257	15,340	15,293	15,282
Total shares outstanding	15,138	15,132	15,116	15,112	15,061	15,138	15,061

Book value per share	$14.64	$14.42	$14.17	$14.03	$13.84	$14.64	$13.84
Tangible book value per share (2)	$11.83	$11.59	$11.33	$11.92	$11.70	$11.83	$11.70
__________________________________

(1)	Financial information at and for the year ended September 30, 2017 has been derived from audited financial statements.

(2)	Non-GAAP financial measure, calculated as total stockholders' equity less goodwill and other intangible assets divided by period-end shares outstanding.

Exhibit 99.1

Charter Financial Corporation
Supplemental Information (unaudited)
dollars in thousands

	Quarter to Date					Year to Date
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017	3/31/2018	3/31/2017

Loans receivable:
1-4 family residential real estate	$246,513	$224,829	$232,040	$222,904	$223,216	$246,513	$223,216
Commercial real estate	682,151	698,906	697,071	624,926	608,206	682,151	608,206
Commercial	106,099	106,669	103,673	79,695	73,119	106,099	73,119
Real estate construction	91,739	94,142	88,792	75,941	77,332	91,739	77,332
Consumer and other	37,462	38,902	39,944	40,675	37,300	37,462	37,300
Total loans receivable	$1,163,964	$1,163,448	$1,161,520	$1,044,141	$1,019,173	$1,163,964	$1,019,173

Allowance for loan losses:
Balance at beginning of period	$11,114	$11,078	$10,800	$10,505	$10,499	$11,078	$10,371
Charge-offs	(233)	(267)	(76)	(73)	(103)	(501)	(153)
Recoveries	580	303	354	368	259	884	1,187
Provision	(350)	—	—	—	(150)	(350)	(900)
Balance at end of period	$11,111	$11,114	$11,078	$10,800	$10,505	$11,111	$10,505

Nonperforming assets: (1)
Nonaccrual loans	$1,304	$1,600	$1,661	$1,549	$1,610	$1,304	$1,610
Loans delinquent 90 days or greater and still accruing	119	332	46	291	—	119	—
Total nonperforming loans	1,423	1,932	1,707	1,840	1,610	1,423	1,610
Other real estate owned	303	1,244	1,437	1,938	1,957	303	1,957
Total nonperforming assets	$1,726	$3,176	$3,144	$3,778	$3,567	$1,726	$3,567

Troubled debt restructuring:
Troubled debt restructurings - accruing	$4,051	$4,368	$4,951	$5,007	$5,073	$4,051	$5,073
Troubled debt restructurings - nonaccrual	175	90	92	107	137	175	137
Total troubled debt restructurings	$4,226	$4,458	$5,043	$5,114	$5,210	$4,226	$5,210
__________________________________

(1)
Loans being accounted for under purchase accounting rules which have associated accretion income established at the time of acquisition remaining to recognize, that were greater than 90 days delinquent or otherwise considered nonperforming loans at the acquisition date are excluded from this table.

Exhibit 99.1

Charter Financial Corporation
Supplemental Information (unaudited)

	Quarter to Date					Year to Date
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017	3/31/2018	3/31/2017

Return on equity (annualized)	9.56%	8.10%	4.77%	6.65%	6.40%	8.84%	8.11%
Return on tangible equity (annualized) (1)	11.86%	10.10%	5.72%	7.84%	7.58%	10.99%	9.62%
Return on assets (annualized)	1.29%	1.08%	0.67%	0.96%	0.91%	1.18%	1.15%
Net interest margin (annualized)	3.98%	3.87%	3.85%	3.60%	3.52%	3.92%	3.61%
Impact of purchase accounting on net interest margin (2)	0.23%	0.10%	0.14%	0.05%	0.11%	0.16%	0.17%
Holding company tier 1 leverage ratio (3)	11.83%	11.55%	12.05%	13.08%	12.92%	11.83%	12.92%
Holding company total risk-based capital ratio (3)	16.14%	15.90%	15.79%	17.98%	17.93%	16.14%	17.93%
Bank tier 1 leverage ratio (3) (4)	10.94%	10.57%	10.96%	12.06%	11.84%	10.94%	11.84%
Bank total risk-based capital ratio (3)	14.98%	14.61%	14.45%	16.67%	16.53%	14.98%	16.53%
Effective tax rate (5)	27.73%	43.83%	35.75%	36.46%	40.78%	36.08%	36.86%
Yield on loans	5.21%	5.10%	5.04%	4.79%	4.74%	5.16%	4.87%
Cost of deposits	0.54%	0.53%	0.50%	0.47%	0.46%	0.54%	0.46%

Asset quality ratios: (6)
Allowance for loan losses as a % of total loans (7)	0.96%	0.96%	0.96%	1.04%	1.04%	0.96%	1.04%
Allowance for loan losses as a % of nonperforming loans	780.63%	575.09%	649.13%	586.83%	652.47%	780.63%	652.47%
Nonperforming assets as a % of total loans and OREO	0.15%	0.27%	0.27%	0.36%	0.35%	0.15%	0.35%
Nonperforming assets as a % of total assets	0.10%	0.19%	0.19%	0.26%	0.24%	0.10%	0.24%
Net charge-offs (recoveries) as a % of average loans (annualized)	(0.12)%	(0.01)%	(0.10)%	(0.12)%	(0.06)%	(0.07)%	(0.21)%
__________________________________

(1)	Non-GAAP financial measure, derived as net income divided by average tangible equity.

(2)	Impact on net interest margin when excluding accretion income and average balance of accretable discounts.

(3)	Current period bank and holding company capital ratios are estimated as of the date of this earnings release.

(4)
During the quarter ended September 30, 2017, a net upstream of capital was made between the bank and the holding company in the amount of $2.7 million as part of the Company's acquisition of Resurgens.

(5)
Excluding the revaluation of the Company's deferred tax asset, which resulted in additional charges to income tax expense of $49,000 and $1.4 million during the three months ended March 31, 2018 and December 31, 2017, respectively, the Company's effective tax rate for the three months ended March 31, 2018 and December 31, 2017 was 27.0% and 25.7%, respectively.

(6)
Ratios for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017 include all assets with the exception of FAS ASC 310-30 loans that are excluded from nonperforming loans due to the ongoing recognition of accretion income established at the time of acquisition.

(7)
Excluding former CBS and Resurgens loans totaling $192.0 million, $254.2 million, $154.0 million, $166.5 million, and $191.9 million at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively, which were recorded at acquisition date fair value, the allowance approximated 1.15%, 1.19%, 1.22%, 1.22%, and 1.24% of all other loans at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

Exhibit 99.1

Charter Financial Corporation
Average Balances, Interest Rates and Yields (unaudited)
dollars in thousands

	Quarter to Date
	3/31/2018			3/31/2017
	Average Balance	Interest	Average Yield/Cost (10)	Average Balance	Interest	Average Yield/Cost (10)
Assets:
Interest-earning assets:
Interest-earning deposits in other financial institutions	$125,911	$486	1.54%	$105,705	$213	0.81%
Certificates of deposit held at other financial institutions	5,729	21	1.43	11,893	39	1.30
FHLB common stock and other equity securities	4,056	53	5.20	3,393	40	4.75
Taxable investment securities	179,824	996	2.22	195,694	1,104	2.26
Nontaxable investment securities (1)	1,055	3	1.24	1,588	5	1.15
Restricted securities	279	3	4.63	279	3	3.84
Loans receivable (1)(2)(3)(4)	1,159,420	14,303	4.93	1,005,473	11,545	4.59
Accretion, net, of acquired loan discounts (5)		799	0.27		358	0.14
Total interest-earning assets	1,476,274	16,664	4.52	1,324,025	13,307	4.02
Total noninterest-earning assets	154,799			134,605
Total assets	$1,631,073			$1,458,630
Liabilities and Equity:
Interest-bearing liabilities:
Interest bearing checking	$277,300	$121	0.17%	$251,150	$94	0.15%
Bank rewarded checking	56,073	27	0.19	53,653	26	0.19
Savings accounts	66,885	7	0.04	62,718	6	0.04
Money market deposit accounts	290,259	341	0.47	259,470	195	0.30
Certificate of deposit accounts	402,686	978	0.97	380,198	844	0.89
Total interest-bearing deposits	1,093,203	1,474	0.54	1,007,189	1,165	0.46
Borrowed funds	60,029	364	2.43	50,011	363	2.90
Floating rate junior subordinated debt	6,771	140	8.29	6,634	124	7.47
Total interest-bearing liabilities	1,160,003	1,978	0.68	1,063,834	1,652	0.62
Noninterest-bearing deposits	234,673			174,904
Other noninterest-bearing liabilities	16,679			15,775
Total noninterest-bearing liabilities	251,352			190,679
Total liabilities	1,411,355			1,254,513
Total stockholders' equity	219,718			205,021
Total liabilities and stockholders' equity	$1,631,073			$1,459,534
Net interest income		$14,686			$11,655
Net interest earning assets (6)		$316,271			$260,191
Net interest rate spread (7)			3.84%			3.40%
Net interest margin (8)			3.98%			3.52%
Impact of purchase accounting on net interest margin (9)			0.23%			0.11%
Ratio of average interest-earning assets to average interest-bearing liabilities			127.26%			124.46%
__________________________________

(1)	Tax exempt or tax-advantaged securities and loans are shown at their contractual yields and are not shown at a tax equivalent yield.

(2)	Includes net loan fees deferred and accreted pursuant to applicable accounting requirements.

(3)	Interest income on loans is interest income as recorded in the income statement and does not include interest income on nonaccrual loans.

(4)	Interest income on loans excludes discount accretion.

(5)	Accretion of accretable purchase discount on loans acquired.

(6)	Net interest-earning assets represent total average interest-earning assets less total average interest-bearing liabilities.

(7)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(9)	Impact on net interest margin when excluding accretion income and average accretable discounts.

(10)	Annualized.

Exhibit 99.1

Charter Financial Corporation
Average Balances, Interest Rates and Yields (unaudited)
dollars in thousands

	Fiscal Year to Date
	3/31/2018			3/31/2017
	Average Balance	Interest	Average Yield/Cost (10)	Average Balance	Interest	Average Yield/Cost (10)
Assets:
Interest-earning assets:
Interest-earning deposits in other financial institutions	$126,376	$847	1.34%	$102,451	$324	0.63%
Certificates of deposit held at other financial institutions	6,367	46	1.43	12,630	81	1.29
FHLB common stock and other equity securities	4,055	104	5.13	3,377	80	4.71
Taxable investment securities	180,920	2,060	2.28	195,409	2,200	2.25
Nontaxable investment securities (1)	1,060	7	1.24	1,593	9	1.15
Restricted securities	279	6	4.51	279	5	3.76
Loans receivable (1)(2)(3)(4)	1,158,732	28,740	4.96	1,004,386	23,391	4.66
Accretion and amortization of acquired loan discounts (5)		1,134	0.20		1,082	0.21
Total interest-earning assets	1,477,789	32,944	4.46	1,320,125	27,172	4.12
Total noninterest-earning assets	155,679			135,883
Total assets	$1,633,468			$1,456,008
Liabilities and Equity:
Interest-bearing liabilities:
Interest bearing checking	$277,214	$248	0.18%	$251,110	$180	0.14%
Bank rewarded checking	54,614	54	0.20	52,692	52	0.20
Savings accounts	66,527	13	0.04	62,434	12	0.04
Money market deposit accounts	288,447	647	0.45	257,379	389	0.30
Certificate of deposit accounts	408,901	1,976	0.97	380,584	1,691	0.89
Total interest-bearing deposits	1,095,703	2,938	0.54	1,004,199	2,324	0.46
Borrowed funds	60,025	734	2.45	50,006	750	3.00
Floating rate junior subordinated debt	6,753	278	8.23	6,616	244	7.36
Total interest-bearing liabilities	1,162,481	3,950	0.68	1,060,821	3,318	0.63
Noninterest-bearing deposits	235,290			173,561
Other noninterest-bearing liabilities	17,343			15,459
Total noninterest-bearing liabilities	252,633			189,020
Total liabilities	1,415,114			1,249,841
Total stockholders' equity	218,354			206,167
Total liabilities and stockholders' equity	$1,633,468			$1,456,008
Net interest income		$28,994			$23,854
Net interest earning assets (6)		$315,308			$259,304
Net interest rate spread (7)			3.78%			3.49%
Net interest margin (8)			3.92%			3.61%
Impact of purchase accounting on net interest margin (9)			0.16%			0.17%
Ratio of average interest-earning assets to average interest-bearing liabilities			127.12%			124.44%
__________________________________

(1)	Tax exempt or tax-advantaged securities and loans are shown at their contractual yields and are not shown at a tax equivalent yield.

(2)	Includes net loan fees deferred and accreted pursuant to applicable accounting requirements.

(3)	Interest income on loans is interest income as recorded in the income statement and does not include interest income on nonaccrual loans.

(4)	Interest income on loans excludes discount accretion.

(5)	Accretion of accretable purchase discount on loans acquired.

(6)	Net interest-earning assets represent total average interest-earning assets less total average interest-bearing liabilities.

(7)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(9)	Impact on net interest margin when excluding accretion income and average accretable discounts.

(10)	Annualized.

Exhibit 99.1

Charter Financial Corporation
Reconciliation of Non-GAAP Measures (unaudited)
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Charter Financial management uses non-GAAP financial measures, including tangible book value per share, tangible common equity ratio, and return on average tangible equity, in its analysis of the Company's performance. Tangible book value per share excludes the following from book value per share: the balance of goodwill and other intangible assets. Tangible common equity ratio excludes the following from total equity to total assets: the balance of goodwill and other intangible assets in both total equity and total assets. Return on average tangible equity excludes the following from return on average equity: the average balance of goodwill and other intangible assets.
Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

	For the Quarters Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Tangible Book Value Per Share
Book value per share	$14.64	$14.42	$14.17	$14.03	$13.84
Effect to adjust for goodwill and other intangible assets	(2.81)	(2.83)	(2.84)	(2.11)	(2.14)
Tangible book value per share (Non-GAAP)	$11.83	$11.59	$11.33	$11.92	$11.70

Tangible Common Equity Ratio
Total equity to total assets	13.40%	13.27%	13.06%	14.33%	14.04%
Effect to adjust for goodwill and other intangible assets	(2.29)	(2.31)	(2.34)	(1.90)	(1.90)
Tangible common equity ratio (Non-GAAP)	11.11%	10.96%	10.72%	12.43%	12.14%

Return On Average Tangible Equity
Return on average equity	9.56%	8.10%	4.77%	6.65%	6.40%
Effect to adjust for goodwill and other intangible assets	2.30	2.00	0.95	1.19	1.18
Return on average tangible equity (Non-GAAP)	11.86%	10.10%	5.72%	7.84%	7.58%

	For the Six Months Ended
	3/31/2018	3/31/2017
Tangible Book Value Per Share
Book value per share	$14.64	$13.84
Effect to adjust for goodwill and other intangible assets	(2.81)	(2.14)
Tangible book value per share (Non-GAAP)	$11.83	$11.70

Tangible Common Equity Ratio
Total equity to total assets	13.40%	14.04%
Effect to adjust for goodwill and other intangible assets	(2.29)	(1.90)
Tangible common equity ratio (Non-GAAP)	11.11%	12.14%

Return On Average Tangible Equity
Return on average equity	8.84%	8.11%
Effect to adjust for goodwill and other intangible assets	2.15	1.51
Return on average tangible equity (Non-GAAP)	10.99%	9.62%